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                                  EXHIBIT 99.1



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[LOGO] MIIX


THE MIIX GROUP



NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

                    MIIX GROUP REPORTS THIRD QUARTER RESULTS
                    ----------------------------------------

LAWRENCEVILLE, NJ, OCTOBER 29, 2003 -- PATRICIA A. COSTANTE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE MIIX GROUP, INC. (OTC: MIIX), a provider of medical professional liability insurance services, announced net operating income for the third quarter ended September 30, 2003, of $4.4 million, or $.33 per share compared to net operating income for the third quarter ended September 30, 2002 of $1.5 million, or $.11 per share. For the nine months ended September 30, 2003, the Company had net operating income of $16.7 million or $1.25 per share compared with a net operating loss of $43.8 million or $3.27 per share during the first nine months of 2002. The Company had net income for the third quarter ended September 30, 2003 of $7.0 million, or $.52 per share, compared to net income of $.9 million, or $.07 per share in the third quarter of 2002. The Company had net income for the nine months ended September 30, 2003 of $21.7 million, or $1.62 per share, compared to a net loss of $50.6 million, or $3.78 per share in the nine months ended September 30, 2002. Net operating income is a non-GAAP financial measure calculated by subtracting realized investment gains of $2.6 million and $5.0 million from GAAP net income of $7.0 million and $21.7 million for the third quarter ended September 30, 2003 and nine months ended September 30, 2003, respectively. The Company reports net operating income because it believes that the fluctuation in the value of its investment portfolio can skew developments in the Company's performance.



THIRD QUARTER 2003 PERFORMANCE RESULTS

TOTAL PREMIUMS WRITTEN: Total premiums written were $0.3 million in the third quarter of 2003, an increase of $2.6 million compared to the third quarter of 2002. This increase in total premiums written primarily reflects the Company's cessation of writing or renewing policies during the second quarter of 2002, which resulted in extensive cancellation activity in the third quarter of 2002. Activity in the third quarter of 2003 consisted primarily of tail coverage premiums.

NET PREMIUMS EARNED: Net premiums earned for the third quarter of 2003 decreased by $21.7 million from the comparable 2002 period. The decrease in direct premiums earned reflects the Company's cessation of writing or renewing policies during 2002. The reduction in ceded premiums earned resulted from reduced direct earned premiums during the period.


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NET INVESTMENT INCOME: Net investment income decreased $5.9 million for the third quarter of 2003 compared to 2002. The decrease in net investment income reflects the impact of declining market yields coupled with a decline in the invested asset base, as well as an increase in average short-duration investments held during the third quarter of 2003.

REALIZED INVESTMENT GAINS: Net realized gains on investments were $2.6 million in the third quarter of 2003, compared to a realized loss of $0.6 million in the third quarter of 2002. The realized gains primarily resulted from ongoing investment portfolio repositioning while realized losses included $1.7 million of investment write-downs in the quarter, primarily as a result of continued poor performance in collateralized bond and loan obligations.

OTHER REVENUE / EXPENSES: Other revenue/expense increased $0.9 million for the third quarter of 2003 compared to 2002. The net other revenue and expenses of $1.7 million for the third quarter of 2003 consisted primarily of net management fees associated with administering the operations of MIIX Advantage Insurance Company of New Jersey of $0.9 million and renewal rights revenues of $0.7 million.

LOSS AND LOSS ADJUSTMENT EXPENSES: Loss and loss adjustment expenses were $(3.9) million for the third quarter of 2003, compared to $21.2 million in the third quarter of 2002. The net decrease consisted of the net effect of a reduction in gross losses and allocated loss adjustment expenses incurred of $60.4 million, a reduction in ceded losses incurred of $12.8 million and an increase in ULAE incurred of $22.5 million. The net decrease largely resulted from the reduction in net earned premiums in third quarter 2003 compared to 2002.

UNDERWRITING EXPENSES: Underwriting expenses decreased by $1.7 million in the third quarter of 2003 compared to the third quarter of 2002. The net decrease in the quarter was composed of reductions in most underwriting and administration cost categories as the result of extensive cost reduction measures taken since entering run-off in 2002.

FUNDS HELD CHARGES: Funds held charges relate to the Company's ceded reinsurance program. Funds held charges decreased by $4.6 million in the third quarter of 2003 compared to the third quarter of 2002. The decrease relates primarily to the decreased funds held balance recorded as the result of claims settlement activities.

PROVISION FOR INCOME TAXES: The income tax expense of $1.7 million in the third quarter of 2003 reflects taxes on unrealized portfolio gains as well as the utilization of the Company's tax loss carryforward.

BOOK VALUE AND SHARE INFORMATION

As of September 30, 2003, book value was $3.83 per share based on 14,564,143 outstanding shares. Excluding unrealized gains and losses, book value was $3.13 per share on the same share base.

Weighted average shares outstanding were 13,451,600 and 13,469,760 for the quarters ended September 30, 2003 and 2002, respectively.


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CORPORATE INFORMATION
Headquartered in Lawrenceville, New Jersey, The MIIX Group (www.miix.com) currently protects physicians, medical professionals, medical groups, and healthcare institutions with a portfolio of claims management and consulting services. Two of The MIIX Group's insurance subsidiaries, Lawrenceville Property and Casualty Company and MIIX Insurance Company, are in solvent runoff.

FORWARD LOOKING STATEMENT
This news release contains forward-looking statements that are based on the Company's estimates and expectations concerning future events and anticipated results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. In particular, the Company's ability to manage successfully the solvent runoff of its business is subject to a number of contingencies and uncertainties. These uncertainties and other factors are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, the Company having sufficient liquidity and working capital, the performance of the Company's investment portfolio, the Company's ability to manage claims, maintaining existing reinsurance agreements at reasonable terms, the Company's ability to diversify its product lines, the continued adequacy of the Company's loss and loss adjustment expense reserves, the Company's avoidance of any material loss on collection of reinsurance recoverables, adverse actions of applicable regulatory agencies, general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets, adverse judicial decisions and rulings, changes in domestic and foreign laws, regulations and taxes, effects of acquisitions and divestitures and various other factors. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. The Company's expectations regarding future earnings, growth initiatives, underwriting, cost controls, adequacy of loss and loss adjustment expense reserves, and enhancing shareholder value depend on a variety of factors, including economic, competitive and market conditions which may be beyond the Company's control and are thus difficult or impossible to predict. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company's objectives or plans will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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FOR FURTHER INFORMATION:

INVESTORS & ANALYSTS CONTACT:           ALLEN SUGERMAN
                                        CHIEF FINANCIAL OFFICER
                                        (800) 234-MIIX, EXT. 1311
                                        ASUGERMA@MIIX.COM

NEWS MEDIA CONTACT:                     EMMALEE MORRISON
                                        AVP CORPORATE COMMUNICATIONS
                                        (800) 234-MIIX, EXT. 1335
                                        EMORRISO@MIIX.COM

                                     # # # #


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                                                  THE MIIX GROUP, INC.
                                       UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                Three Months Ended               Nine Months Ended
                                                                   September 30,                   September 30,
                                                               2003           2002             2003            2002
Total Premiums Written                                     $        256   $     (2,311)   $        (662)   $    99,725
                                                           ============================   =============================
REVENUES

Net premiums earned                                        $      1,989   $     23,727    $      29,126    $   109,963
Net investment income                                             7,839         13,710           27,699         48,117
Realized investment gains (losses)                                2,595           (591)           4,950         (1,872)
Other revenue                                                     1,879          1,368            5,002          5,651
                                                           ----------------------------   -----------------------------
Total revenues                                                   14,302         38,214           66,777        161,859
                                                           ----------------------------   -----------------------------

EXPENSES

Loss and loss adjustment expenses                                (3,844)        21,219           17,719        157,520
Underwriting expenses                                             4,287          5,987           14,706         27,351
Funds held charges                                                4,984          9,539           14,662         31,826
Restructuring Charge                                                  -              -                -          2,552
Other expenses                                                      162            584              631          2,254
                                                           ----------------------------   -----------------------------
Total expenses                                                    5,589         37,329           47,718        221,503
                                                           ----------------------------   -----------------------------

Income (loss) before income taxes                                 8,713            885           19,059        (59,644)
Provision (benefit) for income taxes                              1,679              -           (2,634)       (11,416)

                                                           ----------------------------   -----------------------------
Net Income (loss) before cumulative effect of
an accounting change                                       $      7,034   $        885    $     21,693    $   (48,228)
                                                           ----------------------------   -----------------------------

Cumulative effect of an accounting change, net of tax      $          -   $          -    $          -    $    (2,373)

                                                           ----------------------------   -----------------------------
Net Income (loss)                                          $      7,034   $        885    $     21,693    $   (50,601)
                                                           ----------------------------   -----------------------------

Realized investment (gains) losses, net of tax                   (2,595)           591          (4,950)          1,872
Cumulative effect of an accounting change, net of tax                 -              -               -           2,373
Restructuring and Severance charges, net of tax                       -              -               -           2,552
                                                           ----------------------------   -----------------------------
NET OPERATING INCOME (LOSS)                                $      4,439   $      1,476    $     16,743    $    (43,804)
                                                           ============================   =============================

Weighted average number of shares outstanding - Basic        13,451,600     13,469,760      13,395,018      13,389,488
Weighted average number of shares outstanding - Diluted      13,451,600     13,479,760      13,395,018      13,478,387

Operating Earnings (Loss)Per Share                         $       0.33   $       0.11    $       1.25    $      (3.27)

Basic and Diluted Earnings (Loss) Per Share before
cumulative
effect of an accounting change                             $       0.52   $       0.07    $       1.62    $      (3.60)
Cumulative effect of an accounting change                  $          -   $          -    $          -    $      (0.18)
Basic and Diluted Earnings (Loss) Per Share                $       0.52   $       0.07    $       1.62    $      (3.78)

SELECTED FINANCIAL DATA

GAAP Loss & LAE ratio                                           -193.3%           89.4%           60.8%          143.2%
GAAP Expense ratio                                               215.5%           25.2%           50.5%           24.9%
                                                           ----------------------------   -----------------------------
GAAP Combined ratio                                               22.2%          114.6%          111.3%          168.1%

                                                                September 30, 2003
                                                                    Unaudited
Total Stockholders' Equity                                        $       55,821
Net unrealized gains, net of tax, included in equity              $       10,210
Book value per share                                              $         3.83
Book value per share excl. unrealized gains, net of tax           $         3.13

Common Shares outstanding                                             14,564,143
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